EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                        DIVERSIFIED SENIOR SERVICES, INC.


     The undersigned, hereby submits these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina, as contained in Chapter 55 of the General Statutes of North Carolina, entitled the "NORTH CAROLINA BUSINESS CORPORATION ACT," and to that end does hereby set forth:


                                   ARTICLE ONE

     The name of the Corporation is DIVERSIFIED SENIOR SERVICES, INC.


                                   ARTICLE TWO

     The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be One Hundred Million (100,000,000) shares of Common Stock, and One Hundred Million (100,000,000) shares of Preferred Stock. A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof in respect of each class of stock are as follows:

     1. ISSUANCE IN SERIES. The Common or Preferred Stock may be issued from time to time in one or more series, or either or both of the Common or Preferred Stock may be divided into additional classes and such classes into one or more series. The terms of a class or series shall be as specified in the resolution or resolutions adopted by the Board of Directors providing for the issue of such class or series, which resolution or resolutions the Board of Directors is hereby expressly authorized to adopt. Such resolution or resolutions with respect to a class or series shall specify, if applicable: (a) the number of shares to constitute such class or series and the distinctive designation thereof; (b) the annual dividend rate, if any, on the shares of such class or series and the date or dates from which dividends shall accrue, whether such dividends shall be cumulative, and, if cumulative, the date or dates from which dividends shall accumulate; (c) the time or times and price or prices of redemption, if any, of the shares; (d) the terms and conditions of a retirement or sinking fund, if any, for the purchase or redemption of the shares; (e) the amount which the shares shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Corporation; (f) the terms and conditions, if any, on which the shares shall be convertible into, or exchangeable for, shares of any other class or classes, or other series of the same or another class, of the Corporation; (g) the voting rights, if any, in addition to those granted herein; (h) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchases, redemption or other acquisition by the Corporation or any subsidiary, of Common Stock or of any other class or series of shares of the Corporation ranking junior to any shares as to dividends or upon liquidation; (i) the conditions, if any, on the creation of indebtedness of the Corporation, or any

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subsidiary; (j) the par value, if any, of such class or series; and (k) such other preferences, rights, restrictions and qualifications as shall not be inconsistent herewith. In the absence of a resolution establishing any class or series, all shares shall rank equally and be identical in all respects. At all times that shares of the Corporation are outstanding, there shall be outstanding one or more shares that together have unlimited voting rights and one or more shares that together are entitled to receive the net assets of the Corporation upon dissolution.

     All shares of the Common Stock shall rank equally and all shares of the Preferred Stock shall rank equally, and be identical within their classes in all respects regardless of series, except as to terms which may be specified by the Board of Directors pursuant to the above provisions. All shares of any one series of a class of Common or Preferred Stock shall be of equal rank and identical in all respects, except that shares of any one series issued at different times may differ as to the dates which dividends thereon shall accrue and be cumulative.

     2. PREFERENCE AS TO DIVIDENDS. The resolution or resolutions adopted by the Board of Directors providing for the issue of a class or series of Preferred Stock may provide that the holders of such Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cash dividends at the annual rate for each particular series as herein provided or as may be fixed by the Board of Directors in such resolution or resolutions, and no more, payable on the dates fixed therefor to the shareholders of record on the respective dates set or determined as provided in the North Carolina Business Corporation Act for the purpose set by the Board of Directors in advance of payment of each particular dividend.

     3. PREFERENCE ON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock, the holders of the shares of each series of Preferred Stock shall be entitled to receive the payment, if any, at the rate fixed or determined as provided in any resolution or resolutions adopted by the Board of Directors providing for the issue of such series. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph, neither the merger nor consolidation of the Corporation into or with any other corporation, nor the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the property or assets of the Corporation shall be deemed a liquidation of the Corporation.

     4. REDEMPTION OF PREFERRED STOCK. The Corporation may redeem the Common and Preferred Stock of any series at the time outstanding at the times, in the amounts, in the manner and at the price or prices fixed or determined as provided in any resolution or resolutions adopted by the Board of Directors providing for the issue of such shares, including the amount of the premium, if any, payable upon such redemption. In case of the redemption of only a portion

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of any class or series of Common or Preferred Stock at the time outstanding, the shares of such class or series so to be redeemed may be selected by lot or in such other manner as the Board of Directors may determine. To the extent not otherwise specified herein, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which the Common and Preferred Stock shall be redeemed from time to time.

     5. CONVERSION. The shares of Common and Preferred Stock of any series may be designated as convertible into, or exchangeable for, shares of any other class or series of shares of the Corporation upon such terms and conditions as shall be fixed or determined by the Board of Directors in any resolution providing for the issue of any shares of Common or Preferred Stock.

     6. COMMON STOCK JUNIOR TO PREFERRED STOCK. The Common Stock is junior to the Preferred Stock and is subject to all the rights, privileges, preferences and priorities of the Preferred Stock as herein set forth or as may be stated or determined as provided in any resolution or resolutions of the Board of Directors providing for the issue of Preferred Stock.

     7. DIVIDENDS. Subject to the prior and superior right of the Preferred Stock, and subject to the provisions and on the conditions set forth herein and in the NORTH CAROLINA BUSINESS CORPORATION ACT, or in any resolution or resolutions providing for the issue of a series of Preferred Stock, such dividends (payable in cash stock, property or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time.

     8. LIQUIDATION, DISSOLUTION, OR WINDING UP. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, after payment to the holders of Preferred Stock of the amount to which they are entitled pursuant to any resolution or resolutions of the Board of Directors providing for the issue of a series of Preferred Stock, the holders of Common Stock shall be entitled to share ratably in all assets then remaining subject to distribution to the shareholders.

     9. GENERAL VOTING RIGHTS. Except when otherwise required by law or otherwise provided herein or in any resolution of the Board of Directors providing for the issuance of any particular class or series of Preferred Stock, the exclusive voting power of the Corporation shall be vested in the Common Stock of the Corporation. Unless otherwise provided in the resolution or resolutions adopted by the Board of Directors providing for the issue of any shares of Common Stock, each share of Common Stock shall entitle the holder thereof to one vote at all meetings of the shareholders of the Corporation.

     10. OTHER PROVISIONS. In addition to the rights granted above in this Article, shares of Common or Preferred Stock of any class or series may be issued with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, option or special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of shares may be made dependent upon facts ascertainable outside

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the resolution or resolutions of the Board of Directors providing for the issue of such shares by the Board of Directors provided the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series is clearly set forth in the resolution or resolutions providing for the issue of such shares adopted by the Board of Directors.


                                  ARTICLE THREE

     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of Directors of the Corporation constituting the entire Board of Directors shall be no less than three (3) nor more than twelve (12), with the actual number constituting the entire Board of Directors at any given time to be established by resolution adopted from time to time by the Board of Directors. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent director. The Board of Directors shall be staggered by division into three (3) classes, each class to be as nearly equal in number as possible, with the term of office of Directors of the first class to expire at the first annual meeting of shareholders after their appointment by the Incorporator, the term of office of Directors of the second class to expire at the second annual meeting after their appointment by the Incorporator, and the term of office of Directors of the third class to expire at the third annual meeting of shareholders after their appointment by the Incorporator. At each annual meeting of shareholders after such classification and appointment or election, the number of Directors equal to the number in the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of shareholders. No election of directors need be by written ballot. Determination of the number and qualification of any independent directors who may serve on the Board of Directors (the "Independent Directors") shall be made in accordance with the Bylaws of the Corporation.


                                  ARTICLE FOUR

     In addition to any vote of shareholders otherwise required by law or by the terms of any other provision of these Articles of Incorporation, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of each series of outstanding shares of Common and Preferred Stock shall be required for the approval of any Business Combination (as hereinafter defined) between the Corporation and any Interested Shareholder (as hereinafter defined), unless in connection with the Business Combination the holders of Common and Preferred Stock will receive cash in exchange for their shares in an amount not less than the highest per share price paid by the Interested Shareholder in acquiring any of its holdings in the Corporation's stock, regardless of class or series.

     1. BUSINESS COMBINATION DEFINED. For purposes of this Article, "Business Combination" shall meant (i) any merger, consolidation or share exchange involving the Corporation and an Interested Shareholder, (ii) any sale, lease or exchange of all or substantially all of the property or assets of the Corporation to an Interested Shareholder, (iii) any sale, lease or exchange (other than of shares of stock of the Corporation) of all or substantially all of the
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property or assets of an Interested Shareholder to the Corporation or a subsidiary of the Corporation, (iv) the issuance of any securities by the Corporation or a subsidiary of the Corporation to an Interested Shareholder, (v) the acquisition by the Corporation or a subsidiary of the Corporation of any securities issued by an Interested Shareholder, (vi) any reclassification of the stock of the Corporation or any recapitalization involving such stock consummated within five (5) years after an Interested Shareholder becomes an Interested Shareholder, and (vii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

     2. INTERESTED SHAREHOLDER DEFINED. For purposes of this Article, the term "Interested Shareholder" shall mean (i) any individual, corporation, partnership or other person or entity that together with its "affiliates" and "associates" (as defined in Rule 12b-2 of the Securities Exchange Act of 1934) "beneficially" owns (as defined in Rule 13-D-3 of the Securities Exchange Act of 1934) in the aggregate twenty percent (20%) or more of any class or series of the outstanding shares of the Corporation, (ii) any "affiliate" or "associate" of such individual, corporation, partnership or other person or entity, and (iii) any person or entity that, within two (2) years after an Interested Shareholder becomes an Interested Shareholder, is assigned or succeeds to such Interested Shareholder's beneficial ownership of any of the shares of the Corporation, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering under the Securities Act of 1933.

     3. PRICE ADJUSTMENT. For purposes of this Article, the price per share of the stock of the Corporation shall be adjusted to reflect stock dividends, stock splits and any similar reclassification of the Corporation or any recapitalization involving any shares of the Corporation.

     4. APPLICABILITY. The requirements of this Article shall not apply if the Business Combination is approved by a majority of the Corporation's Disinterested Directors. For purposes of these Articles of Incorporation, the term "Disinterested Directors" shall mean those Directors of the Corporation each of whom was a member of the Board of Directors of the Corporation immediately prior to the time that any Interested Shareholder became an Interested Shareholder and each of whom is unaffiliated with, and not a nominee of, an Interested Shareholder, and shall include any successor of a Disinterested Director who is recommended by a majority of Disinterested Directors then on the Board of Directors.

     5. DISCRETION OF THE BOARD OF DIRECTORS. A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after such inquiry as they deem reasonable, all facts they deem necessary to effect compliance with this Article, and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article.

     6. AMENDMENT. This Article may not be repealed or amended in any respect, and no provision inconsistent herewith may be adopted, unless such action is approved (i) if no Interested Shareholder exists on the record date for determining shareholders entitled to vote on such repeal or amendment, by the affirmative vote of the holders of not less than a majority of the outstanding shares of each series of shares of the Corporation entitled to vote, or

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such greater vote as may be required by applicable law, or (ii) if an Interested
Shareholder exists on the record date for determining shareholders entitled to vote on such repeal or amendment, by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of each series of shares of the Corporation entitled to vote, or such greater vote as may be required by applicable law.


                                  ARTICLE FIVE

     The following additional provisions, including certain matters in connection with holding shares of the Corporation, are adopted for the regulation of the internal affairs of the Corporation:

     1. FURTHER POWERS OF THE BOARD OF DIRECTORS. In furtherance and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized to do any and all of the following:

     (a) To restrict the transfer of shares in the manner provided for in these Articles of Incorporation or the Bylaws;

     (b) To authorize, subject to shareholder approval, if any, and other conditions, if any, as are required by any applicable statute, rule or regulation, the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general), or other organization shall render or make available to the Corporation managerial, investment advisory and/or related services office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and reasonable by the Board of Directors, the compensation payable thereunder by the Corporation);

     (c) To authorize any agreement of the character described in subparagraph 1(b) of this Article or other transaction with any person, corporation, association, company, trust, partnership (limited or general), or other organization, even though one or more of the members of the Board of Directors or Officers of the Corporation may be the other party to any such agreement or an officer, director, shareholder, affiliate or member of such other party, and no such agreement or transaction shall be invalidated or rendered voidable solely by reason of the existence of any such relationship if (1) the existence is disclosed or known: (i) to the Board of Directors, and the Board of Directors authorizes approves or ratifies the agreement or transaction by the affirmative vote of a majority of the Board of Directors, including the affirmative vote of a majority of all Independent directors; or (ii) to the shareholders entitled to vote and the agreement or transaction is authorized, approved or ratified by a majority of votes cast by such shareholders without regard to the votes of shares owned of record or beneficially by the Directors interested therein or such other party; or (2) the Board of Directors determines in good faith, by means of review, appraisal or other determination by members of the Board of

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Directors, agents of the Corporation or otherwise, that the contract is fair and reasonable to the Corporation; provided, however, that the disclosure, ratification and fairness provisions of this subparagraph are satisfied, any member of the Board of Directors who is also a director or officer of such other party or who is so interested or associated with such other party may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such agreement or transaction, and may vote thereat to authorize any such agreement or transaction, as if the Director were not such director or officer of such other party or not so interested or associated;

     (d) To allot and authorize the issuance of the authorized but unused shares of the Corporation for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in these Articles of Incorporation or in the NORTH CAROLINA BUSINESS CORPORATION ACT or other applicable law and subject to the condition that all shares issued by the Corporation shall at all times be fully paid and nonassessable;

     (e) To authorize the issuance and fix the terms, conditions, and provisions of options to purchase or subscribe for shares of the Corporation, including the option price or prices for which shares of the Corporation may be purchased or subscribed;

     (f) To re-adopt, amend or repeal the original or other Bylaws of the Corporation or any specific provisions thereof, regardless of any prior shareholder action with respect thereto; and

     (g) To sell, lease, exchange, contribute or otherwise dispose of all or substantially all of the Corporation's property to a corporation, all the shares of which are owned by the Corporation, without the necessity of any shareholder approval.

     2. The determination as to any of the following matters made by or pursuant to the direction of the Board of Directors consistent with these Articles of Incorporation and in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of the Corporation, namely, the amount of net income of the Corporation for any period and the amount of net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matter relating to the acquisition, holding and disposition of any assets by the Corporation.

     3. The enumeration and definition of particular powers of the board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of these Articles of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or

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limit the powers conferred upon the Board of Directors under the NORTH
CAROLINA BUSINESS CORPORATION ACT, as it now exists or may hereafter be amended.


                                   ARTICLE SIX

     To the fullest extent permitted by applicable law, as it now exists or may hereafter be amended, the Corporation shall indemnify all persons serving as Directors and Officers of the Corporation against all liability and litigation expense, including but not limited to reasonable attorneys' fees, arising out of their status as such or their activities in the foregoing capacities, regardless of when such status existed or activity occurred and regardless of whether or not they are Directors or Officers of the Corporation at the time such indemnification is sought or obtained. Without limiting the generality of the foregoing, such persons may also recover from the Corporation all reasonable costs, expense and attorneys' fees in connection with the enforcement of rights to indemnification granted by this Article. The provisions of this Article are in addition to and not in limitation of the power of the Corporation with respect to, and the rights of any Director or Officer of the Corporation to receive the benefit of, any other or further indemnification, insurance, elimination of liability or other right or benefit which is either required by the NORTH CAROLINA BUSINESS CORPORATION ACT or permitted thereby and duly adopted by the Corporation in accordance therewith.


                                  ARTICLE SEVEN

     To the fullest extent permitted by applicable law, as it now exists or may hereafter be amended, no Director of the Corporation shall have any personal liability arising out of any action, whether by or in the right of the Corporation or otherwise, for monetary damages for breach of his or her duty as a Director. This Article shall not impair any right to receive indemnity or insurance from the Corporation or any third party which any Director may now or hereafter have. Any repeal or modification of this Article shall not impair or otherwise adversely affect any limitation on, or elimination of, the personal liability of a Director effected hereby with respect to acts or omissions occurring prior to such repeal or modification.


                                  ARTICLE EIGHT

     Neither the provisions of Article 9 of the NORTH CAROLINA BUSINESS CORPORATION ACT, entitled "The North Carolina Shareholder Protection Act" (N.C.G.S. Section 55-9-1 ET SEQ.), nor the provisions of Article 9A of the NORTH CAROLINA BUSINESS CORPORATION ACT, entitled "The North Carolina Control Share Acquisition Act" (N.C.G.S. Section 55-9A-01 ET SEQ.), shall be applicable to the Corporation.


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                                  ARTICLE NINE

     The address of the initial registered office of the Corporation is 915 West Fourth Street, Winston-Salem, Forsyth County, North Carolina 27101, and the name of the initial registered agent at such address is Susan L. Christiansen.


                                   ARTICLE TEN

     The name and address of the Incorporator are:

              NAME                                    ADDRESS

        Susan L. Christiansen                   915 West Fourth Street
                                                Winston Salem, NC 27101


                                 ARTICLE ELEVEN

     From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by, and laws of the State of North Carolina at the time in force may be added or inserted in the manner and at the time prescribed by said laws, subject to compliance with all limitations, required votes of shares and other requirements called for by these Articles of Incorporation, and all rights at any time conferred upon the shareholders.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal, this 15th day of May, 1996.

                                         INCORPORATOR:


                                         /S/ SUSAN L. CHRISTIANSEN
                                         Susan L. Christiansen